EXHIBIT 10.1
CONFIDENTIALITY AND NON-COMPETITION AGREEMENT
This CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (the “Agreement”) is entered into as of August 8, 2011 (the “Effective Date”) between DTE Energy Company, a Michigan Corporation, and Anthony F. Earley Jr. (the “Executive”).
RECITALS
     WHEREAS, Executive is a key executive of DTE Energy Company or one or more of its subsidiaries (together the “Company”);
     WHEREAS, As a result of employment with the Company, the Executive has and will be privy to confidential aspects of the Company’s operations, including without limitation its business plans and strategies, current and contemplated projects and ventures, or customers, which information could seriously harm the Company if provided to a competitor. Likewise, the Executive’s responsibilities allow the Executive to develop business relationships with customers and clients, and other Company employees that, if used on behalf of a competitor, could seriously harm the Company;
     WHEREAS, The Company and the Executive mutually desire to continue the Executive’s employment with the Company through September 12, 2011;
     WHEREAS, In exchange for the Executive’s agreement not to compete with Company, not to reveal the Company’s confidential information, solicit the Company’s employees or customers, or disparage the Company, as set forth in this Agreement, the Executive will continue to have access to various business opportunities, trade secrets, and confidential and proprietary business information of the Company during the Executive’s continued employment by the Company until September 12, 2011, and the Executive shall be eligible to participate in annual incentive plans established by the Board or the Organization and Compensation Committee of the Board for 2011 and as may be established thereafter during the Executive’s term of employment;
     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the Executive and the Company agree as follows:
AGREEMENT
1.	Definitions. For purpose of this Agreement:
a.	“Board” means the Board of Directors of DTE Energy Company.

b.	A “Change in Control” occurs for purposes of this Agreement if any of the following events occurs during the Executive’s term of employment for a period of twelve (12) months after Termination (as defined herein):

i.	The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of the merger, consolidation or reorganization less than 55% of the combined voting power of the then-outstanding Voting Stock of the other corporation or person immediately after the transaction is held in the aggregate by the holders of Voting Stock of the Company immediately prior to the transaction;

ii.	The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of the sale or transfer less than 55% of the combined voting power of the then-outstanding Voting Stock of the acquiring corporation or person immediately after the sale or transfer is held in the aggregate (directly or through ownership of Voting Stock of the Company or a Subsidiary) by the holders of Voting Stock of the Company immediately prior to the sale or transfer;

iii.	A report is filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report) under the Exchange Act disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then-outstanding Voting Stock of the Company. However, unless otherwise determined by majority vote of the Board, a Change-in-Control does not occur solely because (A) the Company, (B) a Subsidiary, or (C) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or a Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D or Schedule 14D-l disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20% or otherwise;

iv.	During a period of two consecutive years, individuals who at the beginning of the period constitute the Directors of the Company cease for any reason to constitute at least a majority of the Directors of the Company. However, for purposes of this clause, each Director who is first elected, or first nominated for election by the Company’s stockholders, by a vote of at least two-thirds of the Directors of the Company (or of a committee of the Board) then still in office who were Directors of the Company at the beginning of the period will be deemed to have been a Director of the Company at the beginning of the period;

v.	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

vi.	Execution by the Company, at the direction of the Board, of one or more definitive agreements with another corporation or other legal person to engage in a transaction that will result in a Change-in-Control described in paragraphs (i) through (v) above.
c.	“Competitor of the Company” means any business, whether in corporate, proprietorship, partnership or other form, which directly or indirectly sells, trades, manufactures, distributes or develops (for manufacture, sale or distribution) products and/or services, that are the same, or substantially similar to, or compete with, in the

Same Geographic Marketplace with, the products and/or services sold, traded, manufactured, distributed or developed (for manufacture, sale or distribution) by the subsidiary or business unit(s) of the Company for which the Executive during the last three (3) years of employment with the Company: (i) was responsible on behalf of the Company or (ii) was directly involved in the management of and had access to Confidential Information.

d.	“Confidential Information” means non-public information in whatever form be it written, digital, graphic, electronically stored, orally transmitted or memorized concerning: the Company’s trade secrets, business or operations plans, strategies, portfolio, prospects or objectives; the Company’s structure, products, product development, technology, distribution, sales, services, support and marketing plans, practices, and operations; the prices, costs, and details of Company’s services; research and development, new products or services, licenses, operations or plans which may be developed from time to time by the Company and its Subsidiaries and their agents or employees, including the Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this agreement), approved for release by the Company, filed with regulatory agencies, or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Confidential Information.

e.	“Company” means DTE Energy Company, a Michigan Corporation, together with any and all of its Subsidiaries as of the Effective Date and thereafter at any time through the Termination Date.

f.	“Directly or indirectly ” means acting either alone or jointly with or on behalf of any other person, firm or company, whether as principal, partner, manager, executive, employee, contractor, director, consultant, investor or otherwise.

g.	“Same Geographic Marketplace” means any state(s) of the United States in which the Company or a Subsidiary was engaged in the sale, trade, manufacture, or distribution of products and/or services, or actively negotiating or planning to enter into the sale, trade, manufacture, or distribution of products as of the date of the Executive’s Termination.

h.	“Subsidiary” means any entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding voting stock.

i.	“Termination” means the termination of an Executive’s employment with the Company for any reason other than the Executive’s death, provided, however, that if the Executive is also a party to a Change-In-Control Severance Agreement with the Company, “Termination” for purpose of this Agreement shall not include a termination for reasons defined in the Executive’s Change-In-Control Severance Agreement as a Qualifying Termination occurring during a Severance Period resulting from a Change in Control.

j.	“Termination Date” means the date of the “Termination” of the Executive’s employment with the Company.

2.	Non-Competition.
a.	At any time during the period of twelve (12) months following the Termination Date, the Executive will not, without the prior written consent of the Board (or, if pursuant to a delegation of authority from the Board, a Committee of the Board, the DTE Energy Chief Executive Officer, or the DTE Energy Chief Operating Officer), become employed by, provide services to or assist, whether as a consultant, employee, officer, director, proprietor, partner or other capacity, any business, whether in corporate, proprietorship, or partnership form or otherwise, which (i) is a Competitor of the Company (as defined herein) or (ii) is seeking to become a Competitor of the Company.

b.	The ownership of less than five percent of the outstanding voting stock of a publicly traded corporation shall not constitute a violation of this Paragraph 2.

c.	If prior to expiration of twelve (12) months following the Termination Date, the Executive wishes to enter into any relationship which could be construed as prohibited by this Agreement, the Executive may request written permission from the Company prior to entering any such relationship or employment. The Board (or, if pursuant to a delegation of authority from the Board, a Committee of the Board, the DTE Energy Chief Executive Officer, or the DTE Energy Chief Operating Officer) has sole discretion to approve or not approve of the relationship as to which the Executive has requested permission.

d.	The Executive agrees to inform any new employer or other person or entity with whom the Executive enters into an employment or business relationship during the period of twelve (12) months following the Termination Date of the existence of this Agreement and give such employer, person or other entity a copy of this Agreement.
3.	Non-Solicitation.
a.	For a period of twelve (12) months following the Termination Date, the Executive shall not (i) induce, encourage or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between Company and any employee thereof or (ii) directly or indirectly solicit for employment, with any person or entity other than the Company, any person who was an employee of the Company at the Termination Date.

b.	If prior to expiration of twelve (12) months following the Termination Date, the Executive wishes to directly or indirectly solicit for employment, with any person or entity other than the Company, any person who was an employee of the Company at the Termination Date, the Executive may request written permission from the Company prior to entering any such relationship or employment. The Board (or, if pursuant to a delegation of authority from the Board, a Committee of the Board, the DTE Energy Chief Executive Officer, or the DTE Energy Chief Operating Officer) has sole discretion to approve or not approve of the action to which the Executive has requested permission.

c.	For a period of twelve (12) months following the Termination Date, the Executive shall not (i) cause or attempt to cause any existing or prospective customer or client who then has a relationship with the Company for current or prospective business, to divert, terminate, limit or in any manner modify, or fail to enter into any actual or potential business relationship with Company or (ii) in any way interfere with the relationship between any such customer or client and the Company.
4.	Non-Disclosure of Confidential Information. During the term of employment and thereafter, the Executive shall not, without the prior written consent of the Company, disclose to anyone or make use of any Confidential Information (as defined herein) of which the Executive is or becomes aware, whether or not such information is developed by the Executive, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance of duties assigned to the Executive by the Company or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that orders the Executive to divulge, disclose or make accessible such information. If so ordered, the Executive shall give prompt written notice (within three business days prior to disclosure of Confidential Information if possible) to the Company in order to allow the Company the opportunity to object to or otherwise oppose such order.
5.	Non-Disparagement. During the term of employment and thereafter, the Executive will not make any verbal or written defamatory or disparaging comments about the Company, its employees, management, officers, board members, facilities, products, or services that would materially adversely affect or injure the Company’s business reputation, goodwill, or relationships with present or prospective customers, members of the general public, the investment community, or the general business community.
6.	Severability and Enforceability.
a.	If any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

b.	The parties agree that a court of competent jurisdiction making a determination of the invalidity or unenforceability of any term or provision of Paragraph 2 of this Agreement shall have the power to reduce the scope, duration or geographic area of any such term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision in Paragraph 2 with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

7.	Legal Remedies and Injunctive Relief, Tolling and Forfeiture.
a.	Remedies and Injunctive Relief. The Executive acknowledges that a breach of the provisions of this Agreement may cause irreparable harm to the Company that may not be fully remedied by monetary damages. Accordingly, the Company shall, in addition to any relief afforded by law, be entitled to enforce this Agreement by seeking a preliminary and/or permanent injunction and any other appropriate equitable relief in any court of competent jurisdiction. The Executive agrees that both damages at law and injunctive relief shall be proper modes of relief and are not to be considered alternative remedies, provided that the foregoing shall not prevent the Executive from contesting the issuance of any injunction on the ground that no violation or threatened violation of this Agreement has occurred.

b.	Tolling. If any provisions of Paragraphs 2 or 3 of this Agreement are violated, then the time limitations set forth in this Agreement shall be extended for a period of time equal to the period of time during which such breach occurs, and, in the event the Company is required to seek relief from such breach before any court, board or other tribunal, then the time limitation shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

c.	Forfeiture. If the Executive breaches the Non-competition, Non-Solicitation, Confidentiality or Non-Disparagement covenants contained in Paragraphs 2, 3, 4 or 5 of this Agreement within the first twelve (12) months following the Executive’s Termination, the Company shall have:
i.	the right to immediately terminate all payments or other benefits that are due or thereafter become due to the Executive under an annual incentive plan;

ii.	the right to immediately terminate all stock grants, options, or payments due but unpaid under grants made pursuant to the DTE Energy Company Long Term Incentive Plan (LTIP) in 2010 or at any time thereafter;

iii.	if the Executive is a participant in and entitled to receive a benefit under the DTE Energy Company Executive Supplemental Retirement Plan (ESRP), the right to terminate payment of any lump sum or annual annuity payments from Compensation Credits and Discretionary Contributions, and related earnings and losses, credited to the Executive’s Account as of any date after December 31, 2009 that have not been paid to the Executive and seek repayment of any such annual installments or annuity payments paid to the Executive after the time the Executive violated this Agreement; and

iv.	if the Executive is a Grandfathered or Frozen Participant in and entitled to receive a benefit under the Management Supplemental Benefit Plan (MSBP), the right to terminate payment of any MSBP benefit in excess of what the Executive’s MSBP benefit would be when computed as if the Executive terminated employment on December 31, 2009.

8.	Change In Control. Except for obligations regarding the Non-Disclosure of Confidential Information as set forth in Paragraph 4, the obligations of the Executive under this Agreement will terminate upon the consummation of a Change in Control during Executive’s employment with the Company or during the period of twelve (12) months after Executive’s Termination.
9.	Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of Michigan without reference to principles of conflicts of laws.
10.	No Employment Agreement. The Executive and the Company acknowledge and agree that this Agreement does not constitute an employment agreement is not intended and should not be construed to grant the Executive any right to continued employment with the Company for any specified period of time.
11.	Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect to the subject matter hereof provided, however, that if the Executive is also a party to a Change-In-Control Severance Agreement with the Company, the Change-In-Control Severance Agreement shall govern the parties’ post-termination obligations in the event of a termination for reasons defined in the Executive’s Change-In-Control Severance Agreement as a Qualifying Termination occurring during a Severance Period resulting from a Change in Control.
12.	Notice.
a.	All communications, including notices, consents, requests or approvals, required or permitted to be given under this Agreement must be in writing.

b.	All notices must be provided by:
(1)	hand delivery (deemed provided when delivered);

(2)	electronic facsimile transmission, with verbal confirmation of receipt (deemed provided when transmitted);

(3)	United States registered or certified mail, return receipt requested, postage prepaid (deemed provided five business days after mailing); or

(4)	a nationally recognized overnight courier service such as Federal Express or UPS (deemed provided three business days after deposit with courier service).
c.	Notices to the Company must be addressed to the attention of the General Counsel at the Company’s principal executive office.

d.	Notices to the Executive must be addressed to the Executive at the Executive’s principal residence.
e.	The Company or the Executive can change the address to which notices to that party are to be addressed, except that notices of changes of address are effective only upon actual receipt.
13.	Counterparts. This Agreement may be executed in one or more counterparts, each of which is deemed an original but all of which together will constitute one agreement.
14.	Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Company and the Executive. A waiver by either the Company or the Executive of a breach of any provision, term or condition of this Agreement shall not be deemed or construed as a further or continuing waiver thereof or a waiver of any breach of any other provision, term or condition of this Agreement.
In witness whereof, this Agreement has been entered into by the Company and the Executive.

/s/ Anthony F. Earley, Jr.	Date: August 8, 2011

Anthony F. Earley Jr.

DTE ENERGY COMPANY
/s/ Larry E. Steward	Date: August 8, 2011

Larry E. Steward Vice President, Human Resources